Press Release

FOR IMMEDIATE RELEASE

Mutual Holding Company for NORTHEAST COMMUNITY BANCORP, INC. to
Seek Member Approval for Dividend Waiver

White Plains, New York – October 2, 2013 – Northeast Community Bancorp, Inc. (the “Company”) (Nasdaq Global Market: NECB) the holding company for NorthEast Community Bank (the “Bank”), today announced that NorthEast Community Bancorp, MHC (the “MHC”), the mutual holding company that owns 57.5% of the Company’s outstanding common stock, will hold a special meeting of its members to vote on a proposal to waive the MHC’s right to receive annual dividends of up to $0.12 per share that may be declared by the Company during the 12-month period following the member vote. All dividends on the Company’s common stock are declared at the discretion of the Company’s Board of Directors. The special meeting will be held on November 12, 2013.

Regulations of the Board of Governors of the Federal Reserve System prohibit the waiver of dividends by the MHC unless the waiver has been approved by its members, consisting of depositors and certain borrowers of the Bank.

There can be no assurance that the members will approve the dividend waiver or that the Federal Reserve Board will not object to the waiver even it is approved by members at the special meeting. Over time, the failure to obtain this waiver could result in a reduction in the dividend paid to public shareholders.

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank. Northeast Community Bank is a New York State-chartered savings bank that operates four full-service branches in New York and four full-service branches in Danvers, Plymouth, Framingham and Quincy, Massachusetts and loan production offices in Danvers, Massachusetts and White Plains, New York.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of the MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Contact:

Kenneth A. Martinek

Chairman and CEO

Telephone: (914) 684-2500